EXHIBIT 6.47


                                 LEASE AGREEMENT


         THIS AGREEMENT made this 22nd day of July, 1999, by and between FRANK RICE, 9447 W. Hillsborough Ave, Tampa, FL 33615 in Hillsborough County, Florida, hereinafter referred to as "Landlord"; and 1-800-AutoTow Gulf Coast East, d/b/a TOWN & COUNTRY TOWING AND INDEPENDENT WRECKER SERVICE a Florida Corporation with principal offices at 1301 N. Congress Avenue, Suite 330, Boynton Beach, Florida 33426 in Palm Beach County, hereinafter referred to as "Tenant".

         WHEREAS Landlord is the owner of the real property located in Hillsborough County, Florida, which property has a physical address of 9447 W. Hillsborough Ave., Tampa, Florida;

         WHEREAS the parties desire to enter a lease agreement to define their respective rights, duties and liabilities relating to the area.

                                   WITNESSETH

         IN CONSIDERATION of the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1. Landlord leases to Tenant and Tenant hires and takes as Tenant the area described in the Attachment at the above physical address, on a month-to-month basis. The rental period shall begin on the 1st day after the Closing where 1-800-AutoTow Gulf Coast East, Inc. purchases certain of the assets of Town & Country Towing And Independent Wrecker Service.

         2. The area herein leased shall be for the exclusive use of Tenant.

RENT

         3. The amount due is $2,500. per month, payable on the first day of each month.

INSURANCE

         4. Landlord shall be responsible for and required to maintain property coverage on the leasehold property. Tenant will indemnify Landlord against any liability claims occurring due to the negligence of Tenant or Tenant's employees.

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USE OF AREA

         5. Tenant shall use or permit the area to be used for all purposes consistent with a vehicle towing service. Tenant shall not perform any act or use the area in any manner that may be prohibited under fire, safety, health or sanitation codes or regulations.

         6. Tenant shall comply with all governmental laws, ordinances, regulations and statutes affecting the area either now or in the future. Tenant shall not use the area in any manner which is unlawful, and any such use shall terminate the lease immediately.

         7. Landlord shall put Tenant in actual possession of the area at the beginning of the term and hereby covenants that Tenant, on paying the said rent and performing the covenants herein agreed to, shall peacefully and quietly have, hold and enjoy the said demised area for the entire term, subject to the terms of this Lease.

         8. In the event either party seeks enforcement of this lease against the other party, then the prevailing party shall be awarded as damages all costs and reasonable attorney's fees incurred in such enforcement.

         9. Landlord represents that there are no environmental violations with respect to any prior usage of the area and shall defend and hold Tenant harmless for any claim made with respect to any such prior usage.

RESPONSIBILITIES OF PARTIES

         10. Tenant will keep the area in a clean and healthy condition, in accordance with the ordinances of the applicable municipal government or other governing body and the direction of the proper authorities; Tenant will keep the area in good repair, and at the end of the term will deliver the area in good order and condition, reasonable use and wear alone excepted. Landlord or his agents shall be permitted at any time upon notice during the term hereby created to enter and examine said area at any reasonable hour of the day. Whenever necessary for any repairs, servants and agents of the Landlord shall be permitted to enter and to make the same. "Reasonable hours" shall be deemed to be at least twenty-four hours advance notice to Tenant except for the making of repairs.

CONDITION OF AREA

         11. Landlord's sole liability in the event that any portion of the area is denied use to Tenant by any governmental authority or agency shall be a pro-rata abatement of rent.

         12. Tenant shall not remove any leasehold improvements whether made by Landlord or Tenant, inclusive of window dressings, carpeting, wall coverings, doors and all other such improvements, unless specifically agreed to by Landlord in writing.

         13. Tenant shall, upon vacating the area for any reason, leave the area in a clean, repaired, tenantable condition, normal wear and tear excepted.

DAMAGE TO AREA

         14. If the area, during the term of this lease, is destroyed or damaged by fire, storm or other unavoidable casualty so that they are rendered unfit for Tenant, or in case Tenant shall be prevented from using the area by reason of any action on the part of city or state officers, then the rent or a just proportionate part thereof according to the nature and extent of the injury sustained, shall be suspended or abated until the area shall have been put in proper condition for use by Tenant, or until Tenant is permitted to resume use by said city or state officers. In case of fire, Tenant shall give immediate notice to the Landlord, who shall cause the damage to be repaired with all convenient speed; but if the area be so damaged or rendered unusable and that use by Tenant will be delayed by more than ten (10) days, then Tenant shall have the option to terminate and any prepaid rent unaccrued to the time of such damage shall be refunded to Tenant together with Tenant's security deposit.

PROHIBITION AGAINST OTHER LIENS

         15. Tenant is specifically prohibited against contracting for any repairs, construction or improvements wherein the area may be subject to a lien by any laborer, contractor or material supplier. All such persons shall specifically waive any and all lien rights otherwise available under law as a condition precedent to entering the area, delivering goods and/or performing services. Tenant is specifically not Landlord's agent for any such repair or improvement, and is without authority of any type or kind to commit to contracts on behalf of Landlord, or to subject the area to any lien. Landlord shall cause a short form of this lease to be recorded in the office of the Recording Clerk of the county where the area is located.

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BREACH

         16. Tenant shall breach this lease and shall be considered in default if:

                  (a) Tenant fails to pay any rent due within seven (7) days of receiving notice from the Landlord;

                  (b) Tenant fails to perform or comply with any of the non-monetary covenants or conditions of this lease and such failure continues for a period of ten (10) days after receipt of notice thereof from Landlord;

         17. In the event of a breach in the lease as set forth above, the rights of the Landlord shall be as follows:

                  (a) Landlord shall have the right to terminate the lease by giving to Tenant not less than ten (10) days notice. On expiration of the time fixed in the notice, the lease shall terminate, except as to Tenant's liability, as of the date fixed in the notice of cancellation; and

                  (b) All notices, demands or writings in this lease shall be deemed to have been fully given when made in writing and deposited in U. S. Mail, certified return receipt requested, to the addresses of the respective parties first stated herein, or at the leased area. The addresses to which any notice, demand or writing may be given as above provided may be changed by written notice given by such party as above provided.

         18. Neither party shall have the right to cancel this lease for default of the other party unless such default remains for ten (10) days after notice in writing given such defaulting party specifying the nature of the default; provided, however, that if, because of the circumstances beyond the Landlord's control, the Landlord cannot cure the default on his part within such time, and such default does not interfere with Tenant's use, occupancy and quiet enjoyment of the demised area, then the Landlord shall have reasonable additional time in which to cure such default.

         19. If either party notifies the other as provided herein at section 2 of the intention not to extend such lease, then such lease shall terminate 30 days after such notice. Tenant shall timely remove from the area, and shall leave the area in good and proper condition.

         20. The remedies herein given to the Landlord shall be cumulative and the exercise of any one remedy by the Landlord shall not be to the exclusion of any other remedy.

         21. This lease shall at all times be construed and subject to the laws of the State of Florida. Any provision contained herein which conflicts with such laws shall be construed in the manner required by any such law, and such law shall control in lieu of any provision.

RULES AND REGULATIONS

         22. Landlord may from time to time publish reasonable rules and regulations necessary to maintain the safety, cleanliness, orderliness and good functioning of the area; and such rules and regulations shall be as binding upon Tenant as if contained herein.

TENANT'S PROPERTY

         23. Landlord shall not be responsible or liable for any property of Tenant, and Tenant shall maintain contents insurance upon said property within the area. Should Tenant fail to maintain such insurance, then in the event of any loss, unless caused by Landlord's negligence, Landlord shall not be liable, and Tenant hereby waives any claim or right of action against Landlord.


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ATTORNEYS' FEES

         24. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, investigatory expenses in addition to any other relief that may be available.

         IN WITNESS WHEREOF, the parties hereto set their hands and seals the day and date set forth above.

Witnessed:                                  "Tenant"
                                            1-800-AutoTow Gulf Coast East, Inc.

/s/ Delmer C. Gowing                        /s/ Steven B. Teeters
---------------------                       -------------------
Delmer C. Gowing                            Steven B. Teeters
Attorney at Law                             Treasurer


                                             "Landlord"

                                             /s/ Frank W. Rice
                                             ---------------------
                                             Frank W. Rice, Landlord

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